Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Digital Media Solutions, Inc. on Form S-8 of our report dated June 11, 2020, with respect to our audits of the financial statements of UE Authority, Co. as of October 31, 2019 and for the ten months then ended, and as of December 31, 2018 and 2017 and for the years then ended, incorporated by reference in Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2020.

/s/ Marcum llp

Marcum llp
Costa Mesa, CA
September 22, 2020